Exhibit 99.1

FOR IMMEDIATE RELEASE

VERENIUM REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2009

— Company enters into Phase II of BP partnership and appoints new CFO with extensive energy financing background  —

CAMBRIDGE, Mass., May 11, 2009 – Verenium Corporation (NASDAQ: VRNM), a pioneer in the development of next-generation cellulosic ethanol and high-performance specialty enzymes, today reported corporate accomplishments and financial results for the first quarter of 2009.

“We had a strong start to 2009, beginning with the announcement of our 50/50 joint venture with BP for developing commercial cellulosic ethanol facilities.  This critical partnership firmly positions us, along with BP, to be a first mover in the field of next-generation ethanol,” stated Carlos A. Riva, President and Chief Executive Officer of Verenium.  “As we look toward commercial operations, we continue to be very encouraged by the political climate and support for alternative energy and, specifically, biofuels.”

Company Highlights and Accomplishments
Since the beginning of 2009, Verenium has made significant progress and achieved several important milestones, including:

Corporate

•
Announced the consolidation of the Company’s R&D organization to include the Jennings, LA, pilot and demonstration-scale biofuels facilities under Greg Powers, Executive Vice President of Research and Development;

•
Appointed James E. Levine, an experienced energy banking and finance executive from Goldman Sachs, as Executive Vice President and Chief Financial Officer to support the Company in rebuilding its capital structure and securing necessary financing for commercial projects; and

•	Implemented aggressive expense management initiatives to decrease operating expenses as compared to prior quarters.

Biofuels Business

•
Announced the second phase of a significant corporate partnership with BP through a 50/50 joint venture to develop, own and operate cellulosic ethanol facilities using non-food feedstocks with a total commitment of $45 million in funding and assets from the two partners;

•
Identified Highlands County, Florida as the location for a first commercial-scale cellulosic ethanol facility. This facility will be developed as part of the Company’s joint venture with BP and is expected to provide the region with approximately 140 full-time jobs once commercial operations begin. This project was awarded a $7.0 million grant as part of Florida's "Farm to Fuel" initiative;

•	Submitted, through the joint venture formed between Verenium and BP, a loan guarantee application to the Department of Energy (DOE) under their current solicitation; and
•	Began the optimization phase of the Company’s 1.4 million-gallon-per-year demonstration-scale plant in Jennings, LA.

Specialty Enzymes Business

•	Achieved first quarter product gross margin improvement of nearly $1.5 million on relatively flat product revenue as compared to prior year;
•	Announced the launch of Veretase™ alpha-amylase, a high performance enzyme that improves the economics and efficiency of the sweetener and beverage alcohol production markets; and
•
Signed a collaboration agreement with Alfa Laval for the Purifine® PLC Enzyme to expand Purifine's global market penetration in the edible oil industry by jointly marketing enzymatic degumming of vegetable oils using Verenium's Purifine PLC enzyme and Alfa Laval's engineering services and equipment.

Financial Results

Total revenues for the quarter ended March 31, 2009 were $14.4 million compared to $15.2 million for same period in the prior year, with product revenues representing more than 70 percent of total revenues in both periods.

Product revenues for the quarter ended March 31, 2009 were $10.6 million compared to $11.2 million for same period in the prior year, representing a decrease of 6 percent. Gross shipments of Phyzyme, the Company’s phytase for the animal feed industry sold through Danisco Animal Nutrition, remained at levels comparable to 2008.  However, reported Phyzyme revenue in the first quarter of 2009 was lower than reported revenue reported for the same period in 2008 due to a larger percentage of Phyzyme being manufactured by Danisco, for which the Company only recognizes the net profit share component in revenue pursuant to current accounting rules. The decrease in product revenue also reflects the Company’s discontinuation of its Bayovac-SRS and Quantum product lines during early 2008.  The decrease in product revenue from these sources was offset in part by an increase in revenue from Fuelzyme, the Company's alpha amylase for corn ethanol.

Product gross margin improved in the first quarter of 2009, versus the same period in the prior year, reflecting improved profit share from Danisco, improved capacity utilization and improved manufacturing yields.

Excluding cost of product revenues, total operating expenses increased from $24.5 million for the three months ended March 31 2008, to $27.0 million for the three months ended March 31, 2009.  The year-over-year increase in total operating expenses (excluding cost of product revenues) relates primarily to the acceleration of biofuels development and commercialization efforts in 2009. Total operating expenses include gross expenses incurred to support ongoing development related to the Company’s consolidated joint ventures with BP, Galaxy and Highlands.  BP’s share of the Company’s total first quarter of 2009 operating expenses of $27.0 was $7.9 million which is included below operating expenses as “Loss attributed to noncontrolling interest in consolidated entities.”

Non-cash, share-based compensation expense included in operating expenses for the quarter ended March 31, 2009 was $2.5 million compared to $3.5 million for the same period in the prior year.

Net interest expense for the three months ended March 31, 2009 was $3.2 million, net of $1.0 million in capitalized interest related to the Company’s demonstration facility, compared to $2.1 million for the three months ended March 31, 2008, net of $0.9 million in capitalized interest in that same period. These expenses related almost exclusively to the cash and non-cash interest expense from the Company’s convertible debt instruments.  Of total net interest expense for the first quarter of 2009, $1.4 million represents non-cash interest expense related to the Company’s 8 percent convertible notes, compared to $0.5 million in non-cash interest for the same period in 2008.

Net loss for the quarter ended March 31, 2009 was $0.3 million. In comparison, net loss for the same period in the prior year was $23.1 million.  The decrease in net loss for the current period is largely attributable to the non-cash gain from accounting for fair value adjustments related to the Company’s 8 percent convertible notes.  Adjusted for the non-cash gain from accounting for fair value adjustments and in 2008, a loss on debt exchange and conversions related to the 8 percent convertible notes, the Company’s non-GAAP pro-forma net loss for the quarter ended March 31, 2009 was $13.6 million, as compared to $18.9 million for the same period in the prior year.  The Company believes that excluding the non-cash impact of these items provides a more consistent measure of operating results.

The Company has reported its operating results based on management’s current interpretations related to the required adoption of Financial Accounting Standards Board’s Accounting Principles Board Opinion No. 14-1 ("APB 14-1"), "Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement)," and Emerging Issues Task Force Statement No. 07-05 (“EITF 07-05”), “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock,” which have revised the required accounting treatment of the 8 percent convertible notes. The Company has engaged a leading international accounting firm to assist in the assessment of the technical accounting and related valuations resulting from this required change in accounting treatment. This assessment is still subject to finalization by the Company and review by its independent registered public accounting firm. As a result, the actual non-cash impact resulting from the adoption of APB 14-1 and EITF 07-05 may result in revisions to certain non-cash elements of the first quarter 2009 operating results as reported in this press release.  The Company expects to file its Form 10-Q for the quarterly period ended March 31, 2009, which will reflect the final impact of the adoption of APB 14-1 and EITF 07-05, on or before May 14, 2009.

As of March 31, 2009, the Company had unrestricted cash, cash equivalents, and short-term investments totaling $15.9 million.

“Despite the continued challenging economic environment, we remain committed to effectively managing our business, including the stringent management of corporate resources, in order to deliver on our vision of building a market-leading, next-generation biofuels business. We are focused and committed to rebuilding a healthy capital structure for Verenium in order to set the foundation for future growth and success,” said James E. Levine, Executive Vice President and Chief Financial Officer.

About Verenium
Verenium Corporation is a leader in the development and commercialization of cellulosic ethanol, an environmentally-friendly and renewable transportation fuel, as well as high-performance specialty enzymes for applications within the biofuels, industrial, and animal health markets. The Company possesses integrated, end-to-end capabilities and cutting-edge technology in pre-treatment, novel enzyme development, fermentation and project development for next-generation biofuels. Through a joint venture with BP, the Company is moving rapidly to commercialize its proprietary technology for the production of ethanol from a wide array of non-food feedstocks, including dedicated energy crops, agricultural waste, and wood products. In addition to the vast potential for biofuels, a multitude of large-scale industrial opportunities exist for the Company for products derived from the production of low-cost, biomass-derived sugars.

Verenium's Specialty Enzyme business harnesses the power of enzymes to create a broad range of specialty products to meet high-value commercial needs. Verenium's world class R&D organization is renowned for its capabilities in the rapid screening, identification, and expression of enzymes-proteins that act as the catalysts of biochemical reactions. For more information on Verenium, visit http://www.verenium.com.

Forward Looking Statements
Statements in this press release that are not strictly historical are "forward-looking" and involve a high degree of risk and uncertainty. These include statements related to the Company's operations, capabilities, commercialization activities, target markets, cellulosic ethanol facilities, and the impact of adopting EITF 07-05 on its financial statements, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium's new and uncertain technologies, risks associated with the costs, labor requirements and labor availability associated with Verenium's demonstration plant, risks associated with Verenium's ability to obtain additional capital to support its planned operations, risks associated with Verenium's dependence on patents and proprietary rights, risks associated with Verenium's protection and enforcement of its patents and proprietary rights, technological, regulatory, competitive and other risks related to development, production, and commercialization of cellulosic ethanol and other biofuels and the commercial prospects of those industries, Verenium's dependence on existing collaboration, manufacturing, and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize products (including by obtaining any required regulatory approvals) using Verenium's technologies and timing for launching any commercialized products, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, changes in the U.S. or global energy markets and laws and regulations applicable to them, changes in the interpretation of EITF 07-05 that could impact accounting treatment for the 8% convertible notes,  and risks and other uncertainties more fully described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Company's annual report on Form 10-K for the year ended December 31, 2008. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward-looking statements.

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Contacts:
Kelly Lindenboom Vice President, Corporate Communications 617-674-5335 kelly.lindenboom@verenium.com	Sarah Carmody Sr. Corporate Communications Associate 617-674-5357 sarah.carmody@verenium.com

Verenium Corporation
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
		(Adjusted) (1)
Revenues:
Product	$10,569	$11,201
Collaborative	1,264	3,475
Grant	2,558	559
Total revenue	14,391	15,235

Operating expenses:
Cost of product revenue	5,755	7,877
Research and development	17,815	14,861
Selling, general and administrative	9,172	9,683
Total operating expenses	32,742	32,421
Loss from operations	(18,351)	(17,186)

Interest income, net	36	356
Interest expense	(3,150)	(2,076)
Loss on exchange of convertible notes	—	(3,599)
Loss on debt extinguishment	—	(48)
Gain (loss) on net change in value of derivative assets and liabilities	13,309	(564)
Net loss	$(8,156)	$(23,117)
Loss attributed to non-controlling interest in consolidated entities	7,870	—
Net loss attributed to Verenium	$(286)	$(23,117)

Basic net loss per share	$—	$(0.38)

Shares used in computing basic net loss per share	70,295	61,206

Verenium Corporation Unaudited Condensed Consolidated Balance Sheet Data (in thousands)
	March 31,	December 31,
	2009	2008
	(Unaudited)	(Adjusted) (1)
Cash, cash equivalents and short-term investments	$15,862	$7,458
Accounts receivable, net	7,172	8,051
Inventory, net	5,317	2,432
Other current assets	2,851	2,938
Restricted cash	10,400	10,040
Property and equipment, net	116,476	117,271
Derivative asset – convertible hedge transaction, net	3	163
Other noncurrent assets	4,856	5,270
Total assets	$162,937	$153,623

Current liabilities, excluding deferred revenue	39,608	$41,247
Deferred revenue	3,176	3,397
Convertible senior notes, net of discounts	125,429	130,391
Other long term liabilities	6,025	6,280
Noncontrolling interest in consolidated entities	30,630	12,000
Stockholders’ deficit	(41,931)	(39,692)
Total liabilities, noncontrolling interests and stockholders’ deficit	$162,937	$153,623

(1) Prior year amounts adjusted due to the Company’s adoption of  FASB Staff Position (FSP) Accounting Principles Board Opinions (APB) 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement) (APB 14-1) effective January 1, 2009.  The adoption of APB 14-1 affects the accounting for the Company’s 8% Senior Convertible Notes issued in February 2008 and Due April 1, 2012 (“2008 Notes”).  Once adopted, APB 14-1 requires retrospective application to the terms of instruments as they existed for all periods presented.  For more information, refer to the Company’s Form 10-Q for the quarterly period ended March 31, 2009, which the Company intends to file with the Securities and Exchange Commission on or before May 14, 2009.

Verenium Corporation
Unaudited Supplemental and Non-GAAP Proforma Financial Information
(in thousands, except per share amounts)

Product Gross Margin
	Three Months Ended March 31,
	2009	2008

Product revenues	$10,569	$11,201
Cost of product revenues	5,755	7,877
Product gross margin	$4,814	$3,324
Non-GAAP Pro Forma Net Loss
	Three Months Ended March 31,
	2009	2008
	(Unaudited)	(Adjusted) (1)

Net loss attributed to Verenium	$(286)	$(23,117)

Adjustments:
Loss on exchange of convertible notes	—	3,599
Loss on debt extinguishment	—	48
(Gain) loss on net change in value of derivative assets and liabilities	(13,309)	564

Non-GAAP pro forma net loss	$(13,595)	$(18,906)

Non-GAAP pro forma net loss per share	$(0.19)	$(0.31)
Shares used in computing non-GAAP pro forma net loss per share	70,295	61,206

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